Exhibit 99.1
FOR IMMEDIATE RELEASE
PACKAGING CORPORATION OF AMERICA ANNOUNCES 33% DIVIDEND INCREASE AND NEW $100 MILLION SHARE REPURCHASE AUTHORIZATION
Lake Forest, IL February 22, 2011 — Packaging Corporation of America (NYSE: PKG) announced today that it intends to increase the quarterly cash dividend on its company stock from an annual payout of $0.60 per share to $0.80 per share. The first quarterly dividend of $0.20 per share will be paid on April 15, 2011 to shareholders of record as of March 15, 2011. Future declaration of quarterly dividends, and the establishment of future record and payment dates are subject to the final determination of PCA’s Board of Directors.
PCA also announced today that its Board of Directors has authorized the repurchase of an additional $100 million of the company’s outstanding common stock. The company intends to make these repurchases over the next 18 months in accordance with applicable securities regulations.
Commenting on today’s announcement, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “Today’s announcement of a 33% common stock dividend increase and a new $100 million share repurchase authorization demonstrates our continued commitment to return value to our shareholders and also the overall operating and financial strength of the company”.
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.44 billion in 2010. PCA operates four paper mills and 67 corrugated product plants in 26 states across the country.
CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.